EXHIBIT 99.1

EXHIBIT 99.1      TEXAS BUSINESS CORPORATIONS ACT, ARTICLES 2.02 AND 2.02.1

Art. 2.02.  General Powers.

        A. Subject to the provisions of Sections B and C of this Article, each corporation shall have power:

        (1) To have perpetual succession by its corporate name unless a limited period of duration is stated in its articles of incorporation. Notwithstanding the articles of incorporation, the period of duration for any corporation incorporated before September 6, 1955, is perpetual if all fees and franchise taxes have been paid as provided by law.

        (2) To sue and be sued, complain and defend, in its corporate name.

        (3) To have a corporate seal which may be altered at pleasure, and to use the same by causing it, or a facsimile thereof, to be impressed on, affixed to, or in any manner reproduced upon, instruments of any nature required to be executed by its proper officers.

        (4) To purchase, receive, lease, or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real or personal property, or any interest therein, wherever situated, as the purposes of the corporation shall require.

        (5) To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets.

        (6) To lend money to, and otherwise assist, its employees, officers, and directors if such a loan or assistance reasonably may be expected to benefit, directly or indirectly, the lending or assisting corporation.

        (7) To purchase, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, mortgage, lend, pledge, sell or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships, or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, government district, or municipality, or of any instrumentality thereof.

        (8) To purchase or otherwise acquire its own bonds, debentures, or other evidences of its indebtedness or obligations; to purchase or otherwise acquire its own unredeemable shares and hold those acquired shares as treasury shares or cancel or otherwise dispose of those acquired shares; and to redeem or purchase shares made redeemable by the provisions of its articles of incorporation.

        (9) To make contracts and incur liabilities, borrow money at such rates of interest as the corporation may determine, issue its notes, bonds, and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property, franchises, and income.

        (10) To lend money for its corporate purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested.

        (11) To conduct its business, carry on its operations, and have offices and exercise the powers granted by this Act, within or without this State.

        (12) To elect or appoint officers and agents of the corporation for such period of time as the corporation may determine, and define their duties and fix their compensation.

        (13) To make and alter bylaws, not inconsistent with its articles of incorporation or with the laws of this State, for the administration and regulation of the affairs of the corporation.

        (14) To make donations for the public welfare or for charitable, scientific, or educational purposes.

        (15) To transact any lawful business which the board of directors shall find will be in aid of government policy.

        (16) To indemnify directors, officers, employees, and agents of the corporation and to purchase and maintain liability insurance for those persons.
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        (17) To pay pensions and establish pension plans, pension trusts, profit sharing plans, stock bonus plans, and other incentive plans for any or all of, or any class or classes of, its directors, officers, or employees.

        (18) To be an organizer, partner, member, associate, or manager of any partnership, joint venture, or other enterprise, and to the extent permitted in any other jurisdiction to be an incorporator of any other corporation of any type or kind.

        (19) To cease its corporate activities and terminate its existence by voluntary dissolution.

        (20) Whether included in the foregoing or not, to have and exercise all powers necessary or appropriate to effect any or all of the purposes for which the corporation is organized.

        B. Nothing in this Article grants any authority to officers or directors of a corporation for the exercise of any of the foregoing powers, inconsistent with limitations on any of the same which may be expressly set forth in this Act or in the articles of incorporation or in any other laws of this State. Authority of officers and directors to act beyond the scope of the purpose or purposes of a corporation is not granted by any provision of this Article.

C. Nothing contained in this Article shall be deemed to authorize any action in violation of the Anti-Trust Laws of this State, as now existing or hereafter amended.

Acts 1955, 64th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1718, ch. 657, Sec. 2, eff. June 17, 1967; Acts 1973, 63rd Leg.,
p. 1486, ch. 545, Sec. 3, eff. Aug. 27, 1973; Acts 1979, 66th Leg., p. 175, ch.
96, Sec. 2, eff. May 2, 1979.

Sec. A amended by Acts 1983, 68th Leg., p. 3140, ch. 540, Sec. 1, eff. Aug. 29, 1983; Acts 1987, 70th Leg., ch. 93, Sec. 2, eff. Aug. 31, 1987; Sec. C amended by Acts 1987, 70th Leg., ch. 93, Sec. 2, eff. Aug. 31, 1987; Sec. A amended by Acts 1993, 73rd Leg., ch. 215, Sec. 2.02, eff. Sept. 1, 1993.

Art. 2.02-1. Power to Indemnify and to Purchase Indemnity Insurance; Duty to Indemnify.

        A. In this article:

        (1) "Corporation" includes any domestic or foreign predecessor entity of the corporation in a merger, conversion, or other transaction in which some or all of the liabilities of the predecessor are transferred to the corporation by operation of law and in any other transaction in which the corporation assumes the liabilities of the predecessor but does not specifically exclude liabilities that are the subject matter of this article.

        (2) "Director" means any person who is or was a director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity.

        (3) "Expenses" include court costs and attorneys' fees.

        (4) "Official capacity" means

        (a) when used with respect to a director, the office of director in the corporation, and

        (b) when used with respect to a person other than a director, the elective or appointive office in the corporation held by the officer or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation, but

        (c) in both Paragraphs (a) and (b) does not include service for any other foreign or domestic corporation or any employee benefit plan, other enterprise, or other entity.

        (5) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.
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        B. A corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined in accordance with Section F of this article that the person:

        (1) conducted himself in good faith;

        (2) reasonably believed:

        (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and

        (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

        (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

        C. Except to the extent permitted by Section E of this article, a director may not be indemnified under Section B of this article in respect of a proceeding:

        (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or

        (2) in which the person is found liable to the corporation.

        D. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent is not of itself determinative that the person did not meet the requirements set forth in Section B of this article. A person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

        E. A person may be indemnified under Section B of this article against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

        F. A determination of indemnification under Section B of this article must be made:

        (1) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding;

        (2) if such a quorum cannot be obtained, by a majority vote of a committee of the board of directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding;

        (3) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in Subsection (1) or (2) of this section, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors; or

        (4) by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding.

        G. Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner specified by Subsection (3) of Section F of this article for the selection of special legal counsel. A provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the indemnification permitted under Section B of this article shall be deemed to constitute authorization of indemnification in the manner required by this
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section even though such provision may not have been adopted or authorized in the same manner as the determination that indemnification is permissible.

        H. A corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

        I. If, in a suit for the indemnification required by Section H of this article, a court of competent jurisdiction determines that the director is entitled to indemnification under that section, the court shall order indemnification and shall award to the director the expenses incurred in securing the indemnification.

        J. If, upon application of a director, a court of competent jurisdiction determines, after giving any notice the court considers necessary, that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he has met the requirements set forth in Section B of this article or has been found liable in the circumstances described by Section C of this article, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding.

        K. Reasonable expenses incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the proceeding and without the determination specified in Section F of this article or the authorization or determination specified in Section G of this article, after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under this article and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by him in connection with that proceeding is prohibited by Section E of this article. A provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the payment or reimbursement permitted under this section shall be deemed to constitute authorization of that payment or reimbursement.

        L. The written undertaking required by Section K of this article must be an unlimited general obligation of the director but need not be secured. It may be accepted without reference to financial ability to make repayment.

        M. A provision for a corporation to indemnify or to advance expenses to a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise, except in accordance with Section R of this article, is valid only to the extent it is consistent with this article as limited by the articles of incorporation, if such a limitation exists.

        N. Notwithstanding any other provision of this article, a corporation may pay or reimburse expenses incurred by a director in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

        O. An officer of the corporation shall be indemnified as, and to the same extent, provided by Sections H, I, and J of this article for a director and is entitled to seek indemnification under those sections to the same extent as a director. A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under this article.

        P. A corporation may indemnify and advance expenses to persons who are not or were not officers, employees, or agents of the corporation but who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity to the same extent that it may indemnify and advance expenses to directors under this article.

        Q. A corporation may indemnify and advance expenses to an officer, employee, agent, or person identified in Section P of this article and who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract or as permitted or required by common law.

        R. A corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee
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benefit plan, other enterprise, or other entity, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under this article. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the shareholders of the corporation. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement, a corporation may, for the benefit of persons indemnified by the corporation, (1) create a trust fund; (2) establish any form of self-insurance; (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation; or (4) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the corporation. In the absence of fraud, the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability, on any ground, regardless of whether directors participating in the approval are beneficiaries of the insurance or arrangement.

        S. Any indemnification of or advance of expenses to a director in accordance with this article shall be reported in writing to the shareholders with or before the notice or waiver of notice of the next shareholders' meeting or with or before the next submission to shareholders of a consent to action without a meeting pursuant to Section A, Article 9.10, of this Act and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

        T. For purposes of this article, the corporation is deemed to have requested a director to serve as a trustee, employee, agent, or similar functionary of an employee benefit plan whenever the performance by him of his duties to the corporation also imposes duties on or otherwise involves services by him to the plan or participants or beneficiaries of the plan. Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law are deemed fines. Action taken or omitted by a director with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan is deemed to be for a purpose which is not opposed to the best interests of the corporation.

        U. The articles of incorporation of a corporation may restrict the circumstances under which the corporation is required or permitted to indemnify a person under Section H, I, J, O, P, or Q of this article.

Added by Acts 1983, 68th Leg., p. 3143, ch. 540, Sec. 2, eff. Aug. 29, 1983.
Amended by Acts 1985, 69th Leg., ch. 128, Sec. 1, eff. May 20, 1985; Secs. C to E, K, L, R amended by Acts 1987, 70th Leg., ch. 93, Sec. 3, eff. Aug. 31, 1987; Secs. J, K amended by Acts 1989, 71st Leg., ch. 801, Sec. 2, eff. Aug. 28, 1989; Secs. A, P, R, T amended by Acts 1997, 75th Leg., ch. 375, Sec. 2, eff. Sept. 1, 1997.